APPENDIX A

                            EXPLANATION OF RESPONSES



(1) Reflects a transfer of 148,599 shares held for the account of Perry Commitment Fund, L.P. to Perry Partners L.P. due to an internal reorganization of funds managed by Perry Corp. The general partner of Perry Commitment Fund, L.P. is Perry Commitment Associates L.L.C., of which Perry Corp. is Managing Member. Mr. Richard Perry is the President and the sole shareholder of Perry Corp. Mr. Perry and Perry Corp. may be deemed to have voting and dispositive power with respect to the shares held by Perry Commitment Fund, L.P. Each of Mr. Perry and Perry Corp. disclaims beneficial ownership of such shares, except to the extent of his or its pecuniary interest therein, if any, and this report shall not be deemed an admission that either Mr. Perry or Perry Corp. is the beneficial owner of the shares for purposes of Section 16 of the Securities Exchange Act of 1934 or for any other purpose. The closing price of the shares on June 29, 2007 was $40.04.

(2) The managing general partner of Perry Partners, L.P. is Perry Corp., of which Mr. Perry is the President and sole shareholder. Perry Corp. and Mr. Perry may be deemed to have voting and dispositive power with respect to shares held by Perry Partners, L.P. Each of Mr. Perry and Perry Corp. disclaims beneficial ownership of such shares, except to the extent of his or its pecuniary interest therein, if any, and this report shall not be deemed an admission that either Mr. Perry or Perry Corp. is the beneficial owner of the shares for purposes of Section 16 of the Exchange Act or for any other purpose.

(3) Reflects a transfer of 280,506 shares held for the account of Perry Commitment Fund International, L.P. to Perry Partners International, Inc. due to an internal reorganization of funds managed by Perry Corp. The investments of Perry Commitment Fund International, L.P. are held by its principal operating subsidiary, Perry Commitment Master Fund, L.P. The general partner of Perry Commitment Fund International, L.P. is Perry Commitment International Associates L.L.C., of which Perry Corp. is Managing Member. Mr. Perry is the President and the sole shareholder of Perry Corp. Mr. Perry and Perry Corp. may be deemed to have voting and dispositive power with respect to the shares held by Perry Commitment Fund International, L.P. Each of Mr. Perry and Perry Corp. disclaims beneficial ownership of such shares, except to the extent of his or its pecuniary interest therein, if any, and this report shall not be deemed an admission that either Mr. Perry or Perry Corp. is the beneficial owner of the shares for purposes of Section 16 of the Securities Exchange Act of 1934 or for any other purpose. The closing price of the shares on June 29, 2007 was $40.04.

(4) The investment manager of Perry Partners International, Inc. is Perry Corp., of which Mr. Perry is the President and sole shareholder. Perry Corp. and Mr. Perry may be deemed to have voting and dispositive power with respect to shares held by Perry Partners International, Inc. Each of Mr. Perry and Perry Corp. disclaims beneficial ownership of such shares, except to the extent of his or its pecuniary interest therein, if any, and this report shall not be deemed an admission that either Mr. Perry or Perry Corp. is the beneficial owner of the shares for the purposes of Section 16 of the Exchange Act or for any other purpose.